Exhibit 107
Calculation of Filing Fee Tables

FORM S-11
(Form Type)

JLL Income Property Trust, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1 — Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Class A Common Stock, Class M Common Stock, Class A-I Common Stock, Class M-I Common Stock	457(o)	—	—	$0	0.0001531	$0	—	—	—	—
Fees Previously Paid	—	—	—	—	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	Equity	Class A Common Stock, Class M Common Stock, Class A-I Common Stock, Class M-I Common Stock	415(a)(6)	—	—	$1,500,000,000.00	—	—	S-11	333-256823	December 21, 2021	$159,799.80
	Total Offering Amounts					$1,500,000,000.00
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fee Due							$0